Exhibit 99.1

Contact:	Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $5.2 Million in Third Fiscal Quarter 2023;
Results Highlighted by Net Interest Margin Expansion

Vancouver, WA – January 26, 2023 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $5.2 million, or $0.24 per diluted share, in the third fiscal quarter ended December 31, 2022, which was unchanged compared to the second fiscal quarter ended September 30, 2022. Earnings were $5.5 million, or $0.25 per diluted share, in the third fiscal quarter a year ago, which included a $1.3 million recapture of a provision for loan losses.
In the first nine months of fiscal 2023, net income was $15.1 million, or $0.69 per diluted share, compared to $17.7 million, or $0.80 per diluted share, in the first nine months of fiscal 2022. Year-to-date fiscal 2023 results included no provision for loan losses, compared to a $4.0 million recapture of a provision for loan losses in the same period a year earlier.
“Our operating results for the third fiscal quarter of 2023 were strong, despite the challenging rate environment, and uncertainties in the economy,” stated Kevin Lycklama, president and chief executive officer. “Steady loan production and net interest margin expansion of 18 basis points, compared to the preceding quarter, contributed to higher third fiscal quarter net interest income. Additionally, operating expenses remained controlled, as we continue to focus on managing expenses.”

Third Quarter Highlights (at or for the period ended December 31, 2022)

•	Net income was $5.2 million, or $0.24 per diluted share.
•
Pre-tax, pre-provision for loan losses income (non-GAAP) was $6.8 million for the quarter, which was unchanged compared to the preceding quarter, and an increase compared to $5.9 million for the year ago quarter.

•	Net interest income increased to $13.7 million for the quarter compared to $13.4 million in the preceding quarter and $12.1 million in the third fiscal quarter a year ago.
•	Net interest margin (“NIM”) expanded to 3.48% for the quarter, compared to 3.30% in the preceding quarter and 2.96% for the year ago quarter.
•	Return on average assets was 1.27% and return on average equity was 13.85%.
•
Riverview recorded no provision for loan losses during the current quarter or the prior quarter, and recorded a $1.3 million recapture of a provision for loan losses in the third fiscal quarter a year ago.

•	The allowance for loan losses was $14.6 million, or 1.43% of total loans.
•	Total loans were $1.02 billion at December 31, 2022, compared to $1.01 billion three months earlier and $962.2 million a year ago.
•	Asset quality remained strong, with non-performing loans excluding SBA and USDA government guaranteed loans (non-GAAP) at $236,000, or 0.01% of total assets at December 31, 2022.
•	Total deposits decreased to $1.37 billion compared to $1.49 billion three months earlier.
•	Total risk-based capital ratio was 16.71% and Tier 1 leverage ratio was 10.10%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

Income Statement Review
Riverview’s net interest income increased to $13.7 million in the current quarter, compared to $13.4 million in the preceding quarter, and $12.1 million in the third fiscal quarter a year ago. The increase in net interest income compared to the prior quarter was driven primarily by an increase in loan interest income and higher investment income. Prior year net interest income included interest and fee income earned on PPP loans and net fees on loan prepayments. The adjusted net interest income (non-GAAP) increased to $13.3 million in the current quarter compared to $12.6 million in the preceding quarter and $10.9 million in the third fiscal quarter a year ago. In the first nine months of fiscal 2023, net interest income increased to $39.8 million compared to $35.7 million in the first nine months of fiscal 2022.
During the third quarter of fiscal 2023, there was an insignificant amount of interest and net fee income earned through PPP loan forgiveness and normal amortization. This compared to $781,000 of interest and net fee income on PPP loans during the third quarter of the prior year.
Riverview’s NIM was 3.48% for the third quarter of fiscal 2023, an 18 basis-point increase compared to 3.30% in the preceding quarter and a 52 basis-point increase compared to 2.96% in the third quarter of fiscal 2022. “Higher loan yields on new loan originations, as well as investment yields due to the recent Fed rate increases contributed to NIM expansion during the quarter,” said David Lam, executive vice president and chief financial officer. In the first nine months of fiscal 2023, the net interest margin was 3.30% compared to 3.05% in the same period a year earlier.
During the third quarter of fiscal 2023, net fees on loan prepayments, which included purchased SBA loan premiums, increased net interest income by $111,000 and increased the NIM by three basis points. This compared to $137,000 in net fees on loan prepayments adding three basis points to NIM in the preceding quarter. The interest accretion on purchased loans totaled $30,000 and resulted in a one-basis point increase in the NIM during the third quarter, compared to $49,000 and a one-basis point increase in the NIM during the preceding quarter. The average overnight cash balances were $50.9 million during the quarter ended December 31, 2022, compared to $137.6 million in the preceding quarter and $307.4 million for the third fiscal quarter a year ago. Without the elevated level in overnight cash balances, NIM would have been 3 basis points higher in the current quarter, 11 basis points higher in the prior quarter and 62 basis points higher in the third fiscal quarter a year ago. These items resulted in a core-NIM (non-GAAP) of 3.47% in the current quarter, 3.37% in the preceding quarter and 3.35% in the third fiscal quarter a year ago.
Investment securities totaled $458.9 million at December 31, 2022, compared to $464.7 million at September 30, 2022. The average securities balances for the quarters ended December 31, 2022, September 30, 2022, and December 31, 2021, were $491.2 million, $473.4 million and $368.6 million, respectively. The weighted average yields on securities balances for those same periods were 2.01%, 1.89% and 1.50%, respectively.
Riverview’s loan yields increased to 4.50% compared to 4.38% in the preceding quarter and 4.67% in the third fiscal quarter a year ago. Deposit costs have remained relatively stable, with the cost of deposits at 0.08% during the third fiscal quarter compared to 0.09% in the preceding quarter, and 0.08% in the third fiscal quarter a year ago.
Non-interest income was $3.0 million during the third fiscal quarter, compared to $3.1 million in both the preceding quarter and the third fiscal quarter of 2022. Brokered loan fees have slowed due to the decrease in mortgage activity and rising interest rates. In the first nine months of fiscal 2023, non-interest income was $9.2 million compared to $9.8 million in the same period a year ago which included a one-time BOLI death benefit of $500,000.
Asset management fees were $1.1 million during the third fiscal quarter compared to $1.2 million in the preceding quarter and were unchanged compared to the third fiscal quarter a year ago. Riverview Trust Company’s assets under management were $855.9 million at December 31, 2022, compared to $752.4 million at September 30, 2022 and $1.4 billion at December 31, 2021. The decrease compared the December 31, 2021 quarter was a result of a single large client’s planned conclusion of trust services.

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

Non-interest expense was $9.8 million during the current quarter and in the preceding quarter and totaled $9.3 million in the third fiscal quarter a year ago. In the first nine months of fiscal 2023, non-interest expense was $29.4 million compared to $26.6 million in the first nine months of fiscal 2022. The prior year nine-month period included a $1.0 million gain on sale of a building. Salary and employee benefits increased during the quarter and for the first nine months due to wage pressures and the competitive landscape for attracting and retaining employees. Occupancy and depreciation expense increased due to the Company’s rebranding effort in addition to updates and modernization initiatives completed at our facilities. The efficiency ratio was 59.1% for the third fiscal quarter compared to 59.2% in the preceding quarter and 61.2% in the third fiscal quarter a year ago.
Return on average assets was 1.27% in the third quarter of fiscal 2023 compared to 1.21% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) were 13.85% and 16.96%, respectively, compared to 13.28% and 16.15%, respectively, for the prior quarter.
Riverview’s effective tax rate for the third quarter of fiscal 2023 was 23.1%, compared to 23.2% for both the preceding quarter and for the year ago quarter.
Balance Sheet Review
Total loans were $1.02 billion at December 31, 2022, compared to $1.01 billion three months earlier and $962.2 million a year ago. Riverview’s loan pipeline totaled $27.3 million at December 31, 2022, compared to $73.3 million at the end of the prior quarter. New loan originations during the quarter totaled $28.9 million compared to $48.7 million in the preceding quarter and $109.0 million in the third quarter a year ago.
Undisbursed construction loans totaled $44.0 million at December 31, 2022, compared to $53.9 million at September 30, 2022, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $25.0 million at December 31, 2022, compared to $26.4 million at September 30, 2022. Revolving commercial business loan commitments totaled $63.5 million at December 31, 2022, compared to $59.3 million three months earlier. Utilization on these loans totaled 19.3% at December 31, 2022, compared to 20.3% at September 30, 2022. The weighted average rate on loan originations during the quarter was 5.75% compared to 5.77% in the preceding quarter.
Total deposits were $1.37 billion at December 31, 2022, compared to $1.49 billion at September 30, 2022, representing a decrease of $123.4 million, or 8.3%. Total deposits decreased $107.5 million, or 7.3%, compared to a year earlier. The decrease can be attributed to deposit pricing pressures and customers seeking out higher yielding investment alternatives, including Riverview Trust Company’s money market accounts. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 54.8% at December 31, 2022.
FHLB advances were $32.3 million at December 31, 2022 and were comprised of overnight advances. There were no outstanding FHLB advances at September 30, 2022 or a year earlier. These FHLB advances were utilized to partially offset the decrease in deposit balances.
Shareholders’ equity was $152.0 million at December 31, 2022, compared to $147.2 million three months earlier and $163.1 million a year earlier. Tangible book value per share (non-GAAP) was $5.79 at December 31, 2022, compared to $5.56 at September 30, 2022, and $6.11 at December 31, 2021. The decrease in shareholders’ equity and tangible book value per share at December 31, 2022, compared to a year ago was primarily due to a $20.2 million increase in accumulated other comprehensive loss related to an increase in the unrealized loss on available for sale securities, reflecting the increase in interest rates over the last few quarters. Riverview paid a quarterly cash dividend to $0.06 per share on January 16, 2023, to shareholders of record on January 4, 2023.

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

Credit Quality
Asset quality remained strong, with non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP), at $236,000, or 0.01% of total assets as of December 31, 2022, compared to $248,000, or 0.01% of total assets at September 30, 2022. Including government guaranteed loans, non-performing assets were $12.6 million, or 0.79% of total assets, at December 31, 2022, compared to $21.0 million, or 1.25% of total assets, three months earlier and $1.8 million, or 0.11% of total assets, at December 31, 2021. The $12.6 million includes non-performing government guaranteed loans where payments have been delayed due to the servicing transfer of these loans between two third-party servicers. Once the servicing transfer is complete, Riverview expects to receive the delayed payments and expects non-performing assets to decrease significantly.  During the quarter, these balances were reduced by $7.2 million as the Company continues to work through the reconciliation of these loans with the third-party servicer.
Additional details on government guaranteed loans.
The Bank holds approximately $12.0 million of the government guaranteed loans originated by other banks that, when purchased, were placed into a Direct Registration Certificate (“DRC”) program by the SBA’s former fiscal transfer agent, Colson Inc. (“Colson”) that remain to be reconciled with Colson. Under the DRC program, Colson was required to remit monthly payments to the investor holding the guaranteed balance, whether or not a payment had actually been received from the borrower. In 2020, Colson did not successfully retain its existing contract as the SBA’s fiscal transfer agent and began transitioning servicing over to a new company, Guidehouse. In late 2021, Guidehouse, under their contract with the SBA, declined to continue the DRC program. After declining to continue the DRC program, all payments under the DRC program began to be held by Guidehouse or Colson until the DRC program could be unwound and the DRC holdings converted into normal pass through certificates. As part of unwinding the DRC program, Colson has requested investors who had received payments in advance of the borrower actually remitting payment return advanced funds before they will process the conversion of certificates. The Bank continues to work with Colson on the reconciliation and transfer of these loans. The Bank expects the reconciliation and unwinding process to continue and until the reconciliation and unwinding process is completed, these loans will be reflected as past due. The Bank is fully guaranteed to be paid all principal and interest on these loans.
Riverview recorded net loan recoveries of $6,000 during the third fiscal quarter. This compared to net loan charge-offs of $7,000 for the preceding quarter and net loan charge-offs of $52,000 in the third fiscal quarter a year ago. Riverview recorded no provision for loan losses during the third fiscal quarter, or the second fiscal quarter. This compared to a recapture of a provision for loan losses of $1.3 million in the third fiscal quarter a year ago.
Classified assets were $6.2 million at December 31, 2022, compared to $6.6 million at September 30, 2022, and $6.5 million at December 31, 2021. The classified asset to total capital ratio was 3.5% at December 31, 2022, compared to 3.8% three months earlier and 3.9% a year earlier. Criticized assets were $3.5 million at December 31, 2022, compared to $980,000 at September 30, 2022 and $14.0 million at December 31, 2021.
The allowance for loan losses was $14.6 million at December 31, 2022, which was unchanged from September 30, 2022. This compared to $15.2 million one year earlier. The allowance for loan losses represented 1.43% of total loans at December 31, 2022, compared to 1.44% at September 30, 2022, and 1.58% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA purchased and PPP loans) (non-GAAP), was 1.52% at December 31, 2022, compared to 1.53% at September 30, 2022, and 1.68% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $255,000 at December 31, 2022, compared to $285,000 three months earlier.

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

PPP Loans
During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, and in PPP Round 2, Riverview originated 414 PPP loans totaling approximately $54.1 million, net of deferred fees. At December 31, 2022, there was $10,000 in total outstanding PPP loans from Round 1 and Round 2.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.71% and a Tier 1 leverage ratio of 10.10% at December 31, 2022. Tangible common equity to average tangible assets ratio (non-GAAP) was 7.93% at December 31, 2022.

Stock Repurchase Program
On November 17, 2022, Riverview announced that its Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding shares in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on November 28, 2022, and continuing until the earlier of the completion of the repurchase or May 28, 2023, depending upon market conditions. During the third fiscal quarter of 2023, the Company repurchased 10,797 shares at an average price of $7.51 per share.

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	March 31, 2022

Shareholders' equity (GAAP)	$152,025	$147,162	$163,141	$157,249
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(408)	(437)	(526)	(495)
Tangible shareholders' equity (non-GAAP)	$124,541	$119,649	$135,539	$129,678

Total assets (GAAP)	$1,598,734	$1,684,898	$1,683,076	$1,740,096
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(408)	(437)	(526)	(495)
Tangible assets (non-GAAP)	$1,571,250	$1,657,385	$1,655,474	$1,712,525

Shareholders' equity to total assets (GAAP)	9.51%	8.73%	9.69%	9.04%

Tangible common equity to tangible assets (non-GAAP)	7.93%	7.22%	8.19%	7.57%

Shares outstanding	21,496,335	21,507,132	22,176,612	22,127,396

Book value per share (GAAP)	7.07	6.84	7.36	7.11

Tangible book value per share (non-GAAP)	5.79	5.56	6.11	5.86

Pre-tax, pre-provision income

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net income (GAAP)	$5,240	$5,194	$5,510	$15,086	$17,695
Include: Provision for income taxes	1,575	1,567	1,661	4,508	5,174
Include: Provision for (recapture of) loan losses	-	-	(1,275)	-	(3,975)
Pre-tax, pre-provision income (non- GAAP)	$6,815	$6,761	$5,896	$19,594	$18,894

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

Net interest margin reconciliation to core net interest margin

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net interest income (GAAP)	$13,700	$13,431	$12,059	$39,792	$35,719
Tax equivalent adjustment	21	21	21	62	54
Net fees on loan prepayments	(111)	(137)	(250)	(415)	(778)
Accretion on purchased MBank loans	(30)	(49)	(64)	(116)	(224)
SBA PPP loans interest income and net fees	-	-	(781)	(101)	(2,602)
Income on excess FRB liquidity	(330)	(716)	(114)	(1,411)	(320)
Adjusted net interest income (non-GAAP)	$13,250	$12,550	$10,871	$37,811	$31,849

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Average balance of interest-earning assets (GAAP)	$1,564,143	$1,616,711	$1,619,775	$1,605,166	$1,559,165
SBA PPP loans (average)	(10)	(11)	(23,769)	(519)	(49,972)
Excess FRB liquidity (average)	(50,881)	(137,644)	(307,437)	(127,368)	(308,656)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,513,252	$1,479,056	$1,288,569	$1,477,279	$1,200,537

	Three Months Ended			Nine Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net interest margin (GAAP)	3.48%	3.30%	2.96%	3.30%	3.05%
Net fees on loan prepayments	(0.03)	(0.03)	(0.06)	(0.04)	(0.07)
Accretion on purchased MBank loans	(0.01)	(0.01)	(0.02)	(0.01)	(0.02)
SBA PPP loans	0.00	0.00	(0.15)	(0.01)	(0.13)
Excess FRB liquidity	0.03	0.11	0.62	0.16	0.69
Core net interest margin (non-GAAP)	3.47%	3.37%	3.35%	3.40%	3.52%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021	March 31, 2022

Allowance for loan losses	$14,558	$14,552	$15,173	$14,523

Loans receivable (GAAP)	$1,016,513	$1,011,008	$962,223	$990,408
Exclude: Government Guaranteed loans	(57,102)	(59,009)	(46,152)	(59,420)
Exclude: SBA PPP loans	(10)	(11)	(14,322)	(3,085)
Loans receivable excluding Government Guaranteed and SBA PPP loans (non-GAAP)	$959,401	$951,988	$901,749	$927,903

Allowance for loan losses to loans receivable (GAAP)	1.43%	1.44%	1.58%	1.47%

Allowance for loan losses to loans receivable excluding Government Guaranteed and SBA PPP loans (non-GAAP)	1.52%	1.53%	1.68%	1.57%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021

Non-performing loans (GAAP)	$12,613	$20,979	$1,840
Less: Non-performing Government Guaranteed loans	(12,377)	(20,731)	(1,552)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$236	$248	$288

Non-performing loans to total loans (GAAP)	1.24%	2.08%	0.19%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.02%	0.03%

Non-performing loans to total assets (GAAP)	0.79%	1.25%	0.11%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.02%

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.60 billion at December 31, 2022, it is the parent company of the 99-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Third Quarter Fiscal 2023 Results
January 26, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2022	September 30, 2022	December 31, 2021	March 31, 2022
ASSETS

Cash (including interest-earning accounts of $8,897, $89,957,	$24,337	$114,183	$239,857	$241,424
$227,635 and $224,589)
Certificate of deposits held for investment	249	249	249	249
Investment securities:
Available for sale, at estimated fair value	211,706	213,708	182,303	165,782
Held to maturity, at amortized cost	247,147	251,016	212,722	253,100
Loans receivable (net of allowance for loan losses of $14,558,
$14,552, $15,173, and $14,523)	1,001,955	996,456	947,050	975,885
Prepaid expenses and other assets	12,533	12,868	11,597	12,396
Accrued interest receivable	5,727	5,207	4,580	4,650
Federal Home Loan Bank stock, at cost	3,309	2,019	1,722	2,019
Premises and equipment, net	20,220	17,494	17,410	17,166
Financing lease right-of-use assets	1,298	1,317	1,374	1,355
Deferred income taxes, net	11,166	11,448	5,791	7,501
Mortgage servicing rights, net	13	24	41	34
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	408	437	526	495
Bank owned life insurance	31,590	31,396	30,778	30,964

TOTAL ASSETS	$1,598,734	$1,684,898	$1,683,076	$1,740,096

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,365,997	$1,489,352	$1,473,454	$1,533,878
Accrued expenses and other liabilities	18,966	18,327	17,163	19,298
Advance payments by borrowers for taxes and insurance	343	925	211	555
Junior subordinated debentures	26,896	26,875	26,812	26,833
Federal Home Loan Bank advances	32,264	-	-	-
Finance lease liability	2,243	2,257	2,295	2,283
Total liabilities	1,446,709	1,537,736	1,519,935	1,582,847

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2022 – 21,496,335 issued and outstanding;
September 30, 2022 – 21,507,132 issued and outstanding;	214	214	221	221
December 31, 2021 – 22,426,520 issued and 22,176,612 outstanding;
March 31, 2022 – 22,155,636 issued and 22,127,396 outstanding;
Additional paid-in capital	57,252	57,233	62,234	62,048
Retained earnings	116,117	112,167	102,023	104,931
Accumulated other comprehensive loss	(21,558)	(22,452)	(1,337)	(9,951)
Total shareholders’ equity	152,025	147,162	163,141	157,249

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,598,734	$1,684,898	$1,683,076	$1,740,096

RVSB Reports Third Quarter Fiscial 2023 Results
January 26, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
INTEREST INCOME:
Interest and fees on loans receivable	$11,531	$11,068	$11,046	$33,496	$33,448
Interest on investment securities - taxable	2,397	2,172	1,303	6,403	3,438
Interest on investment securities - nontaxable	66	65	66	197	171
Other interest and dividends	449	783	136	1,629	379
Total interest and dividend income	14,443	14,088	12,551	41,725	37,436

INTEREST EXPENSE:
Interest on deposits	289	327	300	897	1,141
Interest on borrowings	454	330	192	1,036	576
Total interest expense	743	657	492	1,933	1,717
Net interest income	13,700	13,431	12,059	39,792	35,719
Provision for (recapture of) loan losses	-	-	(1,275)	-	(3,975)

Net interest income after provision for (recapture of) loan losses	13,700	13,431	13,334	39,792	39,694

NON-INTEREST INCOME:
Fees and service charges	1,502	1,680	1,759	4,903	5,428
Asset management fees	1,137	1,162	1,137	3,459	3,041
Bank owned life insurance ("BOLI")	194	242	189	626	613
BOLI death benefit in excess of cash surrender value	-	-	-	-	500
Other, net	130	50	31	235	196
Total non-interest income, net	2,963	3,134	3,116	9,223	9,778

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,982	5,885	5,880	17,819	17,269
Occupancy and depreciation	1,536	1,550	1,367	4,600	4,085
Data processing	705	701	698	2,184	2,187
Amortization of core deposit intangible	29	29	32	87	94
Advertising and marketing	202	295	155	694	487
FDIC insurance premium	116	119	113	351	321
State and local taxes	225	218	195	634	614
Telecommunications	48	55	51	153	152
Professional fees	343	280	285	924	945
Gain on sale of premises and equipment, net	-	-	-	-	(993)
Other	662	672	503	1,975	1,442
Total non-interest expense	9,848	9,804	9,279	29,421	26,603

INCOME BEFORE INCOME TAXES	6,815	6,761	7,171	19,594	22,869
PROVISION FOR INCOME TAXES	1,575	1,567	1,661	4,508	5,174
NET INCOME	$5,240	$5,194	$5,510	$15,086	$17,695

Earnings per common share:
Basic	$0.24	$0.24	$0.25	$0.69	$0.80
Diluted	$0.24	$0.24	$0.25	$0.69	$0.80
Weighted average number of common shares outstanding:
Basic	21,504,903	21,624,469	22,166,130	21,717,959	22,229,832
Diluted	21,513,617	21,632,987	22,177,120	21,726,552	22,242,035

RVSB Reports Third Quarter Fiscial 2023 Results
January 26, 2023

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
AVERAGE BALANCES
Average interest–earning assets	$1,564,143	$1,616,711	$1,619,775	$1,605,166	$1,559,165
Average interest-bearing liabilities	986,198	1,029,183	1,032,089	1,023,944	1,005,003
Net average earning assets	577,945	587,528	587,686	581,222	554,162
Average loans	1,017,214	1,002,925	938,113	1,005,104	922,071
Average deposits	1,445,049	1,501,534	1,503,736	1,488,404	1,448,986
Average equity	150,106	155,123	162,282	153,945	159,034
Average tangible equity (non-GAAP)	122,606	127,597	134,661	126,417	131,383

ASSET QUALITY	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021

Non-performing loans	$12,613	$20,979	$1,840
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	236	248	288
Non-performing loans to total loans	1.24%	2.08%	0.19%
Non-performing loans to total loans excluding SBA Government Guarantee (non- GAAP)	0.02%	0.02%	0.03%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$12,613	$20,979	$1,840
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	236	248	288
Non-performing assets to total assets	0.79%	1.25%	0.11%
Non-performing assets to total assets excluding SBA Government Guarantee (non- GAAP)	0.01%	0.01%	0.02%
Net loan charge-offs (recoveries) in the quarter	$(6)	$7	$52
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	0.00%	0.02%

Allowance for loan losses	$14,558	$14,552	$15,173
Average interest-earning assets to average interest-bearing liabilities	158.60%	157.09%	156.94%
Allowance for loan losses to non-performing loans	115.42%	69.36%	824.62%
Allowance for loan losses to total loans	1.43%	1.44%	1.58%
Shareholders’ equity to assets	9.51%	8.73%	9.69%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.71%	16.48%	16.72%
Tier 1 capital (to risk weighted assets)	15.46%	15.23%	15.47%
Common equity tier 1 (to risk weighted assets)	15.46%	15.23%	15.47%
Tier 1 capital (to average tangible assets)	10.10%	9.57%	9.10%
Tangible common equity (to average tangible assets) (non-GAAP)	7.93%	7.22%	8.19%

DEPOSIT MIX	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	March 31, 2022

Interest checking	$277,101	$291,758	$285,807	$287,861
Regular savings	290,137	318,573	327,887	340,076
Money market deposit accounts	240,849	279,403	277,355	299,738
Non-interest checking	471,776	502,767	469,100	494,831
Certificates of deposit	86,134	96,851	113,305	111,372
Total deposits	$1,365,997	$1,489,352	$1,473,454	$1,533,878

RVSB Reports Third Quarter Fiscial 2023 Results
January 26, 2023

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2022	(Dollars in thousands)
Commercial business	$238,730	$-	$-	$238,730
SBA PPP	10	-	-	10
Commercial construction	-	-	31,810	31,810
Office buildings	-	116,980	-	116,980
Warehouse/industrial	-	99,075	-	99,075
Retail/shopping centers/strip malls	-	83,265	-	83,265
Assisted living facilities	-	511	-	511
Single purpose facilities	-	262,349	-	262,349
Land	-	6,481	-	6,481
Multi-family	-	55,157	-	55,157
One-to-four family construction	-	-	19,343	19,343
Total	$238,740	$623,818	$51,153	$913,711

March 31, 2022
Commercial business	$225,006	$-	$-	$225,006
SBA PPP	3,085	-	-	3,085
Commercial construction	-	-	12,741	12,741
Office buildings	-	124,690	-	124,690
Warehouse/industrial	-	100,184	-	100,184
Retail/shopping centers/strip malls	-	97,192	-	97,192
Assisted living facilities	-	663	-	663
Single purpose facilities	-	260,108	-	260,108
Land	-	11,556	-	11,556
Multi-family	-	60,211	-	60,211
One-to-four family construction	-	-	11,419	11,419
Total	$228,091	$654,604	$24,160	$906,855

LOAN MIX	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	March 31, 2022
Commercial and construction	(Dollars in thousands)
Commercial business	$238,740	$236,317	$222,535	$228,091
Other real estate mortgage	623,818	631,156	631,872	654,604
Real estate construction	51,153	37,758	18,365	24,160
Total commercial and construction	913,711	905,231	872,772	906,855
Consumer
Real estate one-to-four family	101,122	104,163	87,821	82,006
Other installment	1,680	1,614	1,630	1,547
Total consumer	102,802	105,777	89,451	83,553

Total loans	1,016,513	1,011,008	962,223	990,408

Less:
Allowance for loan losses	14,558	14,552	15,173	14,523
Loans receivable, net	$1,001,955	$996,456	$947,050	$975,885

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
December 31, 2022	(Dollars in thousands)
Commercial business	$84	$-	$84
Commercial real estate	106	-	106
Consumer	45	1	46
Subtotal	235	1	236

Government Guaranteed loans	-	12,377	12,377
Total non-performing assets	$235	$12,378	$12,613

RVSB Reports Third Quarter Fiscial 2023 Results
January 26, 2023

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021

Efficiency ratio (4)	59.10%	59.19%	61.15%	60.02%	58.47%
Coverage ratio (6)	139.11%	137.00%	129.96%	135.25%	134.27%
Return on average assets (1)	1.27%	1.21%	1.28%	1.19%	1.42%
Return on average equity (1)	13.85%	13.28%	13.47%	13.01%	14.77%
Return on average tangible equity (1) (non-GAAP)	16.96%	16.15%	16.23%	15.84%	17.88%

NET INTEREST SPREAD
Yield on loans	4.50%	4.38%	4.67%	4.42%	4.81%
Yield on investment securities	2.01%	1.89%	1.50%	1.89%	1.50%
Total yield on interest-earning assets	3.67%	3.46%	3.08%	3.46%	3.19%

Cost of interest-bearing deposits	0.12%	0.13%	0.12%	0.12%	0.16%
Cost of FHLB advances and other borrowings	5.88%	4.49%	2.62%	4.64%	2.63%
Total cost of interest-bearing liabilities	0.30%	0.25%	0.19%	0.25%	0.23%

Spread (7)	3.37%	3.21%	2.89%	3.21%	2.96%
Net interest margin	3.48%	3.30%	2.96%	3.30%	3.05%

PER SHARE DATA
Basic earnings per share (2)	$0.24	$0.24	$0.25	$0.69	$0.80
Diluted earnings per share (3)	0.24	0.24	0.25	0.69	0.80
Book value per share (5)	7.07	6.84	7.36	7.07	7.36
Tangible book value per share (5) (non-GAAP)	5.79	5.56	6.11	5.79	6.11
Market price per share:
High for the period	$7.96	$7.67	$8.07	$7.96	$8.07
Low for the period	6.25	6.18	7.19	6.09	6.47
Close for period end	7.68	6.35	7.69	7.68	7.69
Cash dividends declared per share	0.0600	0.0600	0.0550	0.1800	0.1600

Average number of shares outstanding:
Basic (2)	21,504,903	21,624,469	22,166,130	21,717,959	22,229,832
Diluted (3)	21,513,617	21,632,987	22,177,120	21,726,552	22,242,035

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.